UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 21, 2014

Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 440-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry Into a Material Definitive Agreement.

On May 21, 2014, Bonanza Creek Energy, Inc. (the “Company”) and its wholly-owned subsidiary, Bonanza Creek Energy Operating Company, LLC (the “Subsidiary”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with DJ Resources, LLC (the “Seller”), pursuant to which the Subsidiary has agreed to purchase certain of the Seller’s oil and gas properties, leasehold mineral interests and related assets (collectively, the “Assets”) in Weld County, Colorado for aggregate consideration of up to $225,500,000 (the “Purchase Price”), subject to the satisfaction of certain closing conditions and customary adjustments to the Purchase Price, including adjustments based on title and environmental diligence to be conducted by the Company (the “Acquisition”). The Purchase Price will be comprised of $175,500,000 in cash and the issuance of up to 1,100,837 shares of the Company’s common stock.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Company, the Subsidiary and the Seller. Among other things, during the period between the execution of the Purchase Agreement and the closing of the Acquisition, the Seller has agreed, subject to certain customary exceptions: (i) to allow the Subsidiary and its authorized representatives access to the Assets and records pertaining to the Assets; (ii) to conduct its operations, including the operation and maintenance of the Assets, in the ordinary course of business; and (iii) to restrict certain activities. Each party’s obligation to consummate the Acquisition is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, (iii) the absence of any legal order prohibiting the consummation of the Acquisition, and (iv) the consent of certain third parties to transfer of certain of the Assets. The Acquisition is expected to close early in the third quarter 2014 and will have an effective date of June 1, 2014.

The Purchase Agreement contains certain termination rights for both the Subsidiary and the Seller, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the closing date through no fault of the terminating party, (ii) if closing does not occur by September 18, 2014, through no fault of the terminating party, or (iii) if adjustments to the Purchase Price resulting from title and environmental defects, casualty losses, the exercise of preferential rights or the failure of the Seller to obtain certain material consents exceed 20% of the Purchase Price in the aggregate.

There can be no assurance that the conditions to closing the Acquisition will be satisfied. If the Seller terminates the Purchase Agreement because the Subsidiary wrongfully fails to tender performance at closing or the Subsidiary otherwise breaches the Purchase Agreement prior to closing and all of the conditions to the Subsidiary’s obligations to close have been satisfied or waived, the Seller has the right to retain an amount equal to $11,275,000 (the “Deposit”), such amount having been previously paid into escrow by the Subsidiary upon the parties entering into the Purchase Agreement. If the Subsidiary terminates the Purchase Agreement because the Seller wilfully or intentionally breaches the Purchase Agreement prior to closing and all of the conditions to the Subsidiary’s obligations to close have been satisfied or waived, then the Subsidiary has the right to receive return of the Deposit and (i) terminate the Purchase Agreement and seek damages from the Seller or (ii) seek the equitable remedy of specific performance. If the Purchase Agreement is terminated for any other reason, which would include a termination by either party if the 20% termination right is triggered, the Subsidiary is entitled to receive return of the Deposit.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1. The representations, warranties and covenants contained in the Purchase Agreement (i) were made solely for purposes of the Acquisition, (ii) were made as of specific dates, (iii) were made solely for the benefit of the parties to the Purchase Agreement, (iv) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and (v) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01                   Other Events.

On May 22, 2014, the Company issued a press release which described the Acquisition, an amendment to the Company’s credit facility, the Company’s agreement to secure firm transportation on the White Cliffs pipeline commencing in August 2014 and certain operational results. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Purchase and Sale Agreement by and between DJ Resources, LLC, Bonanza Creek Energy Operating Company, LLC and Bonanza Creek Energy, Inc. dated May 21, 2014.

99.1                        Press release issued May 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Date: May 23, 2014	By:	/s/ Christopher I. Humber
Christopher I. Humber
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Purchase and Sale Agreement by and between DJ Resources, LLC, Bonanza Creek Energy Operating Company, LLC and Bonanza Creek Energy, Inc. dated May 21, 2014.

99.1	Press release issued May 22, 2014.